UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DARIOHEALTH CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DarioHealth Corp.

18 W. 18th St., 5th Floor

New York, NY 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Monday, December 11, 2023

You are cordially invited to attend an annual meeting of the stockholders (the “Meeting”) of DarioHealth Corp. (the “Company”), which will be held at 4:00 p.m. (Israel Time) on Monday, December 11, 2023, at our Israeli office, located at 8 HaTokhen Street, Caesarea Industrial Park, Israel, 3088900. However, we are actively monitoring developments with regard to the coronavirus, or COVID-19, pandemic and it is possible that the annual meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. We intend to hold the annual meeting for the following purposes:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Jon Kaplan and Adam K. Stern as directors to serve on the Company’s Board of Directors (the “Board”) for a one-year term that expires at the 2024 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Board of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve, for purposes of Nasdaq Listing Rules 5635(c) and 5635(d), the issuance of up to 13,365 shares of common stock, issuable as dividend shares, to the holders of shares of Series B-2 Convertible Preferred Stock (which consist of certain Company executive officers and directors);

4.	To approve a non-binding advisory resolution regarding the compensation of the Company’s named executive officers as described in the accompanying proxy statement;

5.	To approve a non-binding advisory resolution regarding the frequency (every one, two or three years) of future advisory votes of stockholders on the compensation of the Company’s named executive officers; and

6.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board has fixed the close of business on October 16, 2023 as the record date for the Meeting. Only stockholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. In addition, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Your vote is important regardless of the number of shares you own. The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on December 11, 2023

The proxy statement, proxy card and Annual Report are also available at

http://www.dariohealth.com/DH2023Proxy.pdf

Stockholders may also obtain additional paper or e-mail copies of these materials at no cost by writing to
DarioHealth Corp., 18 W. 18th St., 5th Floor, New York, NY 10011, and/or via electronic mail to ir@dariohealth.com,

Attention: Secretary.

Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the internet. You may also have access to the materials for the Meeting by visiting the website: http://mydario.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet, you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail. If you have any questions regarding the completion of the enclosed proxy card or would like directions to the Meeting, please call (972)-4770-6377, and/or via electronic mail to ir@dariohealth.com. You may also find directions at http://mydario.investorroom.com/SECFilings.

By order of the Board,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

New York, New York

October 26, 2023

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

PROXY STATEMENT

DarioHealth CORP.

ANNUAL MEETING OF STOCKHOLDERS

to be held at 4:00 p.m. (Israel Time) on December 11, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at an Annual Meeting of the Stockholders (the “Meeting”), which will take place at 4:00 p.m. (Israel Time) on Monday, December 11, 2022, at our Israeli office, located at 8 HaTokhen Street, Caesarea Industrial Park, Israel. However, we are actively monitoring developments with regard to the coronavirus, or COVID-19, pandemic and it is possible that the Annual Meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about October 30, 2023, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to DarioHealth Corp. as the “Company”, “we”, “us” or “our” or similar terminology.

Website addresses included in this proxy statement are textual references only, and the information in any website is not incorporated by reference into this proxy statement.

How many shares must be present in order to hold the annual meeting of stockholders?

Our Bylaws provide that a quorum shall consist of the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On October 16, 2023 (the “Record Date”), there were 27,218,753 shares of common stock (“the Common Stock”), 3,557 shares of Series A-1 Convertible Preferred Stock (convertible into 878,273 shares of Common Stock), with a conversion price of $4.05 per share (the “Series A-1 Preferred Stock”), 6,200 shares of Series B Convertible Preferred Stock (convertible into 1,860,000 shares of Common Stock), with a conversion price of $3.334 per share (the “Series B Preferred Stock”), 7,946 shares of Series B-1 Convertible Preferred Stock (convertible into 2,383,300 shares of Common Stock), with a conversion price of $3.334 per share (the “Series B-1 Preferred Stock”), 150 shares of Series B-2 Convertible Preferred Stock (convertible into 44,550 shares of Common Stock), with a conversion price of $3.37 per share (the “Series B-2 Preferred Stock”), and 1,106 shares of Series B-3 Convertible Preferred Stock (convertible into 326,270 shares of Common Stock), with a conversion price of $3.392 per share (the “Series B-3 Preferred Stock”) issued and outstanding. Each share of Common Stock and Preferred Stock, except for the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, is entitled to one vote per share on an as-converted basis. The Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock do not possess any voting rights. Thus, the holders of the aggregate number of 14,702,512 shares of Common Stock, inclusive of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series B-3 Preferred Stock (on an as-converted basis) must be present in person or represented by proxy at the meeting to have a quorum. If such quorum shall not be present or represented, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions may be specified on all proposals. Abstentions and broker non-votes will be counted towards the quorum requirement. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome.

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Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our Common Stock, Series B Preferred Stock and Series B-3 Preferred Stock on the Record Date may attend and vote at the Meeting. There were 27,218,753 shares of Common Stock, 6,200 shares of Series B Preferred Stock (convertible into 1,860,000 shares of Common Stock), and 1,106 shares of Series B-3 Preferred Stock (convertible into 326,270 shares of Common Stock), outstanding on the Record Date. All shares of Common Stock and preferred stock, aside from the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, have one vote per share and vote together as a single class. The Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock do not possess any voting rights.

What is the proxy card?

The proxy card enables you to appoint Erez Raphael, our Chief Executive Officer, and/or Zvi Ben-David, our Chief Financial Officer, Secretary and Treasurer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, please complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Jon Kaplan and Adam K. Stern as directors to serve on the Company’s Board for a one-year term that expires at the 2024 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (the “Election of Directors Proposal”);

2.	To ratify the appointment by the Audit Committee of the Board of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (the “Auditor”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve, for purposes of complying with Nasdaq Listing Rules 5635(c) and 5635(d), the issuance of up to 13,365 shares of common stock, issuable as dividend shares, to the holders of shares of Series B-2 Convertible Preferred Stock (which consist of certain Company executive officers and directors) (the “Issuance Proposal”);

4.	To approve a non-binding advisory resolution regarding the compensation of the Company’s named executive officers as described in the accompanying proxy statement (the “Say on Pay Proposal”);

5.	To approve a non-binding advisory resolution regarding the frequency (every one, two or three years) of future advisory votes of stockholders on the compensation of our named executive officers (the “Frequency of Say on Pay Proposal”); and

6.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

We will also transact any other business that properly comes before the Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

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What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, VStock Transfer LLC, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1)       You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for the Election of Directors Proposal;

•	for the ratification of the appointment of the Auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	for the Issuance Proposal;

•	for the Say on Pay Proposal;

•	for a frequency of three years for the Frequency of Say on Pay Proposal; and

•	according to the best judgment of either Mr. Raphael or Mr. Ben-David if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2)       You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3)       You may vote online. You may also have access to the materials for the Meeting by visiting the website: http://mydario.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

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What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to Zvi Ben-David, our corporate Secretary, stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

•	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Proposals No. 1, 3, 4 and 5 are non-routine proposals; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposals No. 1, 3, 4 and 5 without your instructions.

Our management believes that Proposal 2 is a “routine” matter for which brokers will have authority to vote your shares at the Meeting if you do not give instruction on how to vote your shares. Consequently, if customers do not give any direction, brokers will be permitted to vote your shares at the Meeting in relation to this matter. Nevertheless, we encourage you to submit your voting instructions to your broker to ensure your shares are voted at the Meeting.

How many votes are required to elect the Director Nominees as directors of the Company?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock represented in person or by proxy and entitled to vote is required for approval of the election of each of the Director Nominees. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

4

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2023. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

How many votes are required to approve the Issuance Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock represented in person or by proxy and entitled to vote is required for approval of the Issuance Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Issuance Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to approve the Say on Pay Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and represented in person or by proxy and entitled to vote is required for approval of the Say on Pay Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Say on Pay Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

In the case of the Say on Pay Proposal, the advisory votes with respect to executive compensation will neither be binding on the Company or the Board, nor will they create or imply any change in the fiduciary duties of or impose any additional fiduciary duties on the Company or the Board. However, the Board values the opinions expressed by the stockholders in this advisory vote and will consider the outcome of this vote in determining its compensation policies.

How many votes are required to approve the Frequency of Say on Pay Proposal?

For the Frequency on Say on Pay Proposal, the option receiving the most votes (from the votes of holders of shares of Common Stock present in person or represented by proxy and entitled to vote on this matter) will be selected. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Frequency of Say on Pay Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and file a Current Report on Form 8-K announcing the final voting results of the Meeting.

Who can help answer my questions?

You can contact our Chief Financial Officer, Secretary and Treasurer, Zvi Ben-David, at (972) 4770-6377 or by sending a letter to Mr. Ben-David at offices of the Company at 18 W. 18th St., 5th Floor, New York, NY 10011, with any questions about proposals described in this Proxy Statement or how to execute your vote.

5

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, we have retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $8,500 plus customary expenses.

No Right of Appraisal

None of Delaware law, our Certificate of Incorporation or our Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at this Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1, 2, 3, 4 AND 5.

6

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board has nominated the Director Nominees, each of whom currently serves as a director, to stand for election at the Meeting. Stockholders will be asked to elect each of the Director Nominees, each to hold office until the 2024 Annual Meeting of Stockholders or until his or her successor is elected and qualified or until his or her earlier resignation or removal. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of the Director Nominees.

We have been advised by each of the Director Nominees that they are willing to be named as a nominee and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders. While the Nominating and Corporate Governance Committee of our Board does not have any specific, minimum qualifications that must be met by each of our directors, the Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Nominee and Executive Officer Information

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date and positions held:

Name	Age	Position(s)
Erez Raphael	50	Chief Executive Officer and Director
Zvi Ben David	62	Chief Financial Officer, Treasurer and Secretary
Richard Anderson	54	President
Yoav Shaked	52	Chairman of the Board
Dennis Matheis	63	Director
Hila Karah	54	Director
Jon Kaplan	56	Director
Dennis M. McGrath	66	Director
Adam Stern	59	Director

Erez Raphael has served as our Chief Executive Officer since August 9, 2013 and as a director of our company since December 2013. Mr. Raphael served as Chairman of the Board from November 2014 to July 2018, and as a director from November 2014 to the present. He previously and until October 2012 served as our Vice President of Research and Development. Mr. Raphael has over 17 years of industry experience, having been responsible in his career for product delivery, technology and business development. Prior to joining us, from 2010 to 2012, Mr. Raphael served as Head of Business Operations for Nokia Siemens Networks, where he was responsible for establishing and implementing a new portfolio business unit directed towards marketing and sales of complimentary products. Prior to that, from 1998 to 2010, he held increasingly senior positions at Amdocs Limited (Nasdaq: DOX) where he was ultimately responsible for advising the Chief Technology Officer and implementing matters of overall business strategy. Mr. Raphael holds a B.A. in economics and business management from Haifa University. We believe Mr. Raphael is qualified to serve on our Board because of his extensive experience with technology companies and in sales and marketing.

7

Zvi Ben David has served as our Chief Financial Officer, Treasurer and Secretary since January 7, 2015. Mr. Ben David has over 25 years of experience in corporate and international financial management, including at both publicly-listed and private companies. Since 2012, he has acted as an independent entrepreneur with, and investor in, various medical device ventures. From 2005 to 2012, Mr. Ben David served as the Chief Financial Officer of UltraShape Medical Ltd., a developer, manufacturer and marketer of innovative non-invasive technologies for fat cell destruction and body sculpting. While with UltraShape, he helped lead the company through $35 million in private financing, followed by the company’s merger with a Tel Aviv Stock Exchange company and ultimately the company’s sale to Syneron Medical Ltd. From 2000 to 2005, he served as Vice President and Chief Financial Officer of Given Imaging Ltd., where he was part of the management team that led that company’s 2001 initial public offering and 2004 follow-on offering, and served as a director of that company from its establishment in 1998 to 2000. From 1995 to June 2000, Mr. Ben David served as Vice President and Chief Financial Officer of RDC Rafael Development Corporation, one of Given Imaging Ltd.’s principal shareholders. From 1994 to 1995, Mr. Ben David served as manager of the finance division of Electrochemical Industries (Frutarom) Ltd., an Israeli company traded on the Tel-Aviv Stock Exchange and the American Stock Exchange, and from 1989 to 1993, Mr. Ben David served as the manager of that company’s economy and control department. From 1984 to 1988, Mr. Ben David worked at Avigosh & Kerbs, an accounting firm in Haifa, Israel. Mr. Ben David is a certified public accountant in Israel and holds a B.A. in economics and accounting from Haifa University.

Richard Anderson has served as our President since August 10, 2022, and was previously our President and General Manager of North America from January 7, 2020 until August 10, 2022. From November 2003 to December 2019, Mr. Anderson worked for Catasys, Inc. (Nasdaq: CATS), where he served as President and Chief Operating Officer from July 2008 to December 2019, and as a member of its board of directors from November 2003 to July 2019. Prior to Catasys, Inc., Mr. Anderson served as Senior Executive Vice President of Hythiam, Inc., a predecessor company of Catasys, Inc., from 2005 to 2008. From 1999 to 2005, he also served as Chief Financial Officer and Secretary of Clearant, Inc., a biotechnology company. Prior to Clearant, from 1999 to 2001, he served as the Chief Financial Officer and Managing Director of Intellect Capital Group, a venture consulting firm. Earlier in his career, Mr. Anderson was a Senior Manager/Director for PricewaterhouseCoopers. Mr. Anderson holds a B.A. in Business Economics from the University of California at Santa Barbara.

Yoav Shaked has served as the Chairman of our Board since July 5, 2018. Since 2011, Mr. Shaked has served as a partner at Sequoia Capital, a leading global venture capital firm. In 2005, he co-founded Medpoint Ltd., a private medical device distribution company offering a wide range of medical products. Previously, he founded and served as Chief Executive Officer of Y-Med Inc. from May 2004 through November 2009, until its sale to C.R. Bard, Inc. After the sale of Y-Med Inc., Mr. Shaked served as the director of research at ThermopeutiX, a developer of innovative products for strokes and peripheral artery disease. Mr. Shaked currently serves on the board of directors of several biotechnology companies, including Endospan, Vibrant Gastro, B-Lite (G&G Biotechnology) and Orasis Pharmaceuticals, the latter of which he serves as Chairman of the Board. Mr. Shaked has a B.A. in biology from The Hebrew University of Jerusalem. We believe that Mr. Shaked is qualified to serve as Chairman of the Board because of his extensive experience both in biotechnology companies and in the venture capital realm.

Hila Karah has been a director of our company since November 23, 2014. Ms. Karah is an independent business consultant and an investor in several high-tech, biotech and internet companies. From 2006 to 2013, she served as a partner and Chief Investment Officer of Eurotrust Ltd., a family office. From 2002 to 2005, she served as a research analyst at Perceptive Life Sciences Ltd., a New York-based hedge fund. Prior to that, Ms. Karah served as research analyst at Oracle Partners Ltd., a health care-focused hedge fund. Ms. Karah has served as a director in several private and public companies including Intec Pharma, since 2009 and Cyren Ltd since 2008. Ms. Karah holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley, and studied at the University of California, Berkeley-University of California, San Francisco Joint Medical Program. We believe Ms. Karah is qualified to serve on our Board because of her experience as an investor in and advisor to high-tech, biotech and internet companies.

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Jon Kaplan has been a director of our company since February 2023. Mr. Kaplan has extensive business experience consulting and advising healthcare companies. From September 2018 until July 2020, Mr. Kaplan served on the board of directors, and the audit committee, of Quorum Health Corporation. Since 2007, he has served as a Senior Partner and Managing Director of the Boston Consulting Group, Inc., or BCG, a privately-held company focused on providing management consulting services, where he recently served on BCG’s global leadership council and as the practice leader of BCG’s healthcare services. Mr. Kaplan previously served in advisory board roles at digital health leaders Livongo, Transcarent, Circulation, and Picwell. Prior to BCG, Mr. Kaplan held senior roles at Accenture, Pricewaterhousecooper and Ernst & Young. Mr. Kaplan received a M.B.A. from the Kellogg Graduate School of Management at Northwestern University, a Masters of Public Health from the University of Pittsburgh and a B.A. in Economics from Cornell University. Mr. Kaplan is qualified to serve on our Board because of his experience in consulting and advising healthcare companies.

Dennis Matheis has been a director of our company since July 2, 2020. Mr. Matheis spent nearly 30 years in various senior leadership roles in health insurance and healthcare. Since October 2017, he has served as the President and Chief Executive Officer of Optima Health, Inc. and the Executive Vice President of Sentara Healthcare Plans, Inc. Prior to that, he spent 13 years in leadership roles at Anthem, Inc., serving as President of Central Region and Exchanges encompassing six states and representing $12 billion in annual revenue. Mr. Matheis also served in senior leadership roles at Anthem Blue Cross and Blue Shield of Missouri, CIGNA Healthcare and Humana Health Plan, as well as Advocate Health Care in Chicago. Mr. Matheis has a B.S. in Accounting from the University of Kentucky and practiced as a Certified Public Accountant before entering the healthcare industry. We believe that Mr. Matheis is qualified to serve on our Board because of his experience in the healthcare business.

Dennis M. McGrath has been a director of our company since November 12, 2013. Mr. McGrath is a seasoned medical device industry executive with extensive public company leadership experience possessing a broad range of skills in corporate finance, business development, corporate strategy, operations and administration. After an 18-year career at PhotoMedex, Inc. (Nasdaq: PHMD), he joined PAVmed, Inc. (Nasdaq: PAVM), a multi-product, commercial stage, medical technology company in 2017, and presently serves as its President and Chief Financial Officer. Additionally, upon the initial public offering of PAVmed’s majority owned subsidiary, Lucid Diagnostics, Inc. (Nasdaq: LUCD) he was appointed its Chief Financial Officer. Previously, from 2000 to 2017 Mr. McGrath served in several senior level positions of PhotoMedex, Inc. (Nasdaq: PHMD), a global manufacturer and distributor of medical device equipment and services, including from 2011 to 2017 as director, President, and Chief Financial Officer. Prior to PhotoMedex’s reverse merger with Radiancy, Inc. in December 2011, he also served as Chief Executive Officer from 2009 to 2011 and served as Vice President of Finance and Chief Financial Officer from 2000 to 2009. He received honors as a P.A.C.T. (Philadelphia Alliance for Capital and Technology) finalist for the 2011 Investment Deal of the Year, award winner for the SmartCEO Magazine 2012 CEO of the Year for Turnaround Company, and finalist for the Ernst & Young 2013 Entrepreneur of the Year. He has extensive experience in mergers and acquisitions, both domestically and internationally, and particularly involving public company acquisitions, including Surgical Laser Technologies, Inc, (formerly, Nasdaq: SLTI), ProCyte Corporation (formerly, Nasdaq: PRCY), LCA Vision, Inc.(formerly, Nasdaq: LCAV) and Think New Ideas, Inc. (formerly, Nasdaq: THNK). Prior to PhotoMedex, he served in several senior level positions of AnswerThink Consulting Group, Inc. (then, Nasdaq: ANSR, now, The Hackett Group, Nasdaq: HCKT), a business consulting and technology integration company, including from 1999 to 2000 as Chief Operating Officer of the Internet Practice, the largest division of AnswerThink Consulting Group, Inc., while concurrently during the merger of the companies, serving as the acting Chief Financial Officer of Think New Ideas, Inc. (then, Nasdaq: THNK, now, Nasdaq: HCKT), an interactive marketing services and business solutions company. Mr. McGrath also served from 1996 until 1999 as Chief Financial Officer, Executive Vice President and director of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. During his tenure at Arthur Andersen & Co., where he began his career, he became a Certified Public Accountant in 1981 and he holds a B.S., maxima cum laude, in accounting from LaSalle University. Mr. McGrath presently serves as a director, audit chair of several medical device companies, including Biovector, Inc. and Cagent Vascular, Inc. Formerly from 2007 to 2009, Mr. McGrath served as a director of Embrella Cardiovascular, Inc. (sold to Edwards Lifesciences Corporation, NYSE: EW). He also serves as the Chairman of Board of Trustees for Manor College and a member of the Board of Visitors for Taylor University. We believe Mr. McGrath is qualified to serve on our Board because of his accounting expertise and his experiences serving as an officer and director of public and private companies.

Adam Stern has been a director of our company since March 1, 2020. Mr. Stern has been the head Private Equity Banking at Aegis Capital Corp. and Chief Executive Officer of SternAegis Ventures since 2012 and was a member of our Board between October 2011 and May 2014. Prior to Aegis, from 1997 to November 2012, he was with Spencer Trask Ventures, Inc., most recently as a Senior Managing Director, where he managed the structured finance group focusing primarily on the technology and life science sectors. Mr. Stern held increasingly responsible positions from 1989 to 1997 with Josephthal & Co., Inc., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing. He has been a FINRA licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern is a director of Aerami Therapeutics Holdings (formerly Dance Biopharm, Inc.), Matinas BioPharma Holdings, Inc. Adgero Biopharmaceuticals Holdings and Hydrofarm Holdings Group, Inc. Mr. Stern is a former director of InVivo Therapeutics Holdings Corp. (OTCQB: NVIV), Organovo Holdings, Inc. (NYSE MKT: ONVO) and PROLOR Biotech Ltd., which was sold to Opko Health, Inc. (NYSE: OPK) for approximately $600 million in 2013. Mr. Stern holds a Bachelor of Arts degree with honors from The University of South Florida in Tampa. We believe Mr. Stern is qualified to serve on our Board because of his experience in the capital markets, his experiences serving as a director of public and private companies and his experience with life sciences companies.

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In addition, pursuant to the terms of the placement agency agreement between us and Aegis Capital Corp. (“Aegis”), dated October 22, 2019, we granted Aegis the right to nominate an individual to the Board for a period of three years, which resulted in the appointment of Mr. Stern to serve on our Board.

Except for the foregoing, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

Except as set forth herein, none of our directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Additionally, none of our directors or executive officers have been involved in any material proceedings to which such director or executive officer was a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Required Vote

The election of each of the Director Nominees requires the affirmative vote of a majority of the shares of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote in the election of directors at the Meeting. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

On October 2, 2023, the Audit Committee of the Board appointed the firm of Kost Forer Gabbay & Kasierer to serve as our independent auditors for our fiscal year ending December 31, 2023. Stockholders will be asked to ratify the Auditor to serve as our independent auditors. The Board’s Audit Committee (the “Audit Committee”) is directly responsible for appointing our independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2024. The Auditor has been our auditor since June 22, 2012. A representative of the Auditor is not expected to be present at the Meeting.

The following table sets forth fees billed to us by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, during the fiscal years ended December 31, 2022 and December 31, 2021 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

	December 31, 2022	December 31, 2021
Audit Fees	$236,443	$196,289
Audited Related Fees	$—	$—
Tax Fees (1)	$55,980	$77,000
All Other Fees (2)	$16,750	$179,155
Total	$309,173	$452,444

(1)	Consists of fees relating to our tax compliance and tax planning.

(2)	Consists of fees relating to our private placements.

Audit Committee Policies

The Audit Committee of our Board is solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimis exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which services are subsequently approved by the Board prior to the completion of the audit. None of the fees listed above are for services rendered pursuant to such de minimus exceptions. The audit, tax and non-audit services provided by the Auditor in 2021 and 2022 set forth above were pre-approved by our Audit Committee.

Required Vote

The affirmative vote of a majority of the shares of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2023. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE Ratification of the appointment by the Audit Committee of the Board of the Auditor as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

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PROPOSAL 3

APPROVAL OF ISSUANCE OF DIVIDEND SHARES TO HOLDERS OF SHARES OF SERIES B-2 PREFERRED STOCK

Background

On May 1, 2023, we entered into a securities purchase agreement with accredited investors relating to an offering and the sale of an aggregate of 150 shares of Series B-2 Preferred Stock at a purchase price of $1,000 for each share of preferred stock. Certain of our executive officers and directors purchased shares of Series B-2 Preferred Stock in the offering. In that regard, Erez Raphael, our Chief Executive Officer, purchased 30 shares of Series B-2 Preferred Stock, and Dennis Matheis, Yoav Shaked and Jon Kaplan, each a director, purchased 50, 40 and 30 shares of Series B-2 Preferred Stock, respectively. The closing of the Series B-2 Preferred Stock occurred on May 4, 2023.

On May 1, 2023, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series B-2 Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”). Each share of preferred stock is convertible at the option of the holder, subject to certain beneficial ownership limitations as set forth in the Certificate of Designation, into such number of Common Stock equal to the number of preferred shares to be converted, multiplied by the stated value of $1,000, divided by the conversion price in effect at the time of the conversion (the initial conversion price of the Series B-2 Preferred Stock is $3.37) subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

Pursuant to the Certificate of Designation, the shares of Series B-2 Preferred Stock are convertible into an aggregate of 44,550 shares of Common Stock based on a conversion price of $3.37 per share. Such conversion price is not subject to any future price-based anti-dilution adjustments but does carry customary adjustments in the event of stock splits, stock dividends, and similar transactions. The holders of the Series B-2 Preferred Stock do not possess any voting rights. The Series B-2 Preferred Stock carries a liquidation preference for each holder equal to the investment made by such holder in the Series B-2 Preferred Stock issued in the offering, and such liquidation preference applies in certain deemed liquidation events such as a change in control of the Company. In addition, the holders of Series B-2 Preferred Stock are eligible to participate in dividends and other distributions by us on an as-converted basis.

In addition, the Series B-2 Preferred Stock will automatically convert into shares of Common Stock, subject to certain beneficial ownership limitations, including a non-waivable 19.99% ownership blocker, on the 15-month anniversary of the issuance date. The holders of Series B-2 Preferred Stock will also be entitled dividends payable as follows: (i) a number of shares of Common Stock equal to five percent (5.0%) of the number of shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock then held by such holder for each full quarter anniversary of holding for a total of four (4) quarters from the Closing Date, and (ii) a number of shares of Common Stock equal to ten percent (10%) of the number of shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock then held by such holder on the fifth full quarter from the closing date. As such, the holders of Series B-2 Preferred Stock are entitled to receive up to 13,365 shares of Common Stock issuable as a dividend. We are seeking stockholder approval for the issuance of such dividend shares, as required by Nasdaq Rule 5635(c) and (d).

Description of Series B-2 Preferred Stock

Conversion Price. The Series B-2 Preferred Stock entitles the holders thereof to convert their shares of Series B-2 Preferred Stock into Common Stock at a conversion price of $3.37 per share, subject to adjustment.

Beneficial Ownership Limitation. The holder will not have the right to convert its Series B-2 Preferred Stock if the holder (together with its affiliates and any other persons whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Certificate of Designation.

Adjustments. The conversion price of the Series B-2 Preferred Stock and the number of shares of Common Stock issuable upon the conversion of the Series B-2 Preferred Stock are subject to customary adjustments in in the event of stock splits, stock dividends, and similar transactions.

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Listing. There is no established public trading market for the Series B-2 Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B-2 Preferred Stock on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Certificate of Designation and generally including any merger with or into another entity, sale of all or substantially all of the our assets, tender offer or exchange offer, or reclassification of the Common Stock, we shall make appropriate provision so that Series B-2 Preferred Stock shall thereafter be convertible for shares of the successor entity based upon the conversion ratio or other consideration payable in the fundamental transaction. In connection with a fundamental transaction that constitutes a corporate event, we shall make appropriate provision to ensure that the holder will thereafter have the right to receive, upon conversion of Series B-2 Preferred Stock in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of Series B-2 Preferred Stock prior to such fundamental transaction, such shares of stock, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of such fundamental transaction had the Series B-2 Preferred Stock been converted immediately prior to such fundamental transaction.

Voting Rights. The holders of the Series B-2 Preferred Stock do not have any voting rights, until they convert such shares into Common Stock.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(c) and 5635(d).

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by a listed company of equity compensation. For this purpose, “equity compensation” includes Common Stock (and/or securities convertible into or exercisable for Common Stock) issued to our officers, directors, employees or consultants at a discount to the market value of the Common Stock, and “market value” is the closing bid price immediately preceding the time that the listed company enters into a binding agreement with such officer, director, employee or consultant to issue the equity compensation.

The issuance of dividend shares to the holders of the Series B-2 Preferred Stock may be considered “equity compensation” under Nasdaq Listing Rule 5635(c) because certain holders of the Series B-2 Preferred Stock consist of Company executive officers and directors. Accordingly, we are seeking stockholder approval for purposes of complying with Nasdaq Listing Rule 5635(c).

Further, as our Common Stock is listed on the Nasdaq Capital Market, we are subject to Nasdaq Listing Rule 5635(d), (the “Nasdaq 20% rule”), which requires stockholder approval prior to the issuance of securities in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock), at a price less than market value, equal to 20% or more of the Common Stock outstanding prior to the transaction. We are seeking stockholder approval under the Nasdaq 20% rule in case that the 20% rule is triggered following the issuance of dividend shares to the holders of Series B-2 Preferred Stock.

Consequences of Not Approving this Proposal

If we do not obtain stockholder approval for this proposal, then the holders of Series B-2 Preferred Stock will be unable to receive up to 13,365 dividend shares of Common Stock.

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for the Issuance Proposal, provided, however, that the vote of all shares of our Common Stock issued in the offering will not be counted in determining whether or not the Issuance Proposal is approved. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE issuance proposal.

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PROPOSAL 4

COMPENSATION OF COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the Securities and Exchange Commission, we are including a separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. To learn more about our executive compensation, see “Corporate Governance” elsewhere in this proxy statement.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the compensation committee of our Board, or the Compensation Committee, will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the compensation tables and the other narrative compensation disclosures.”

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the Say on Pay Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Say on Pay Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

The opportunity to vote on this Proposal 4 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal 4 is not binding upon us and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL.

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PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE

ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and related rules of the Securities and Exchange Commission, we are including a separate proposal subject to stockholder vote to recommend, on a non-binding, advisory basis, whether a non-binding, advisory stockholder vote to approve the compensation of our named executive officers (that is, a vote similar to the non-binding, advisory vote in Proposal 4 above) should occur every one, two or three years.

By voting with respect to this Proposal 5, stockholders may indicate whether they would prefer that we conduct future advisory votes on our named executive officer compensation once every one, two, or three years. Stockholders also may, if they so wish, abstain from casting a vote on this proposal.

The Board has considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each alternative for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders every three years.

In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

For the above reasons, the Board recommends that you vote to hold a non-binding, advisory vote on the compensation of our named executive officers every three years. Your vote, however, is not to approve or disapprove the Board’s recommendation.

Required Vote

When voting on this proposal, you have four choices: you may elect that we hold an advisory vote on the compensation of our named executive officers every year, every two years or every three years, or you may abstain from voting. If you properly complete your proxy and fail to indicate your preference or abstention, your shares will be voted to select every three years as the frequency with which our stockholders will be asked to hold a non-binding, advisory vote on the compensation of our named executive officers.

The choice of frequency that receives the highest number of “FOR” votes will be considered as the frequency with which our stockholders will be asked to hold a non-binding, advisory vote on the compensation of our named executive officers. The Board will consider the outcome of the vote when making future decisions on executive compensation. However, as an advisory vote, the vote on this Proposal 5 is not binding upon us, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders. Our Board has not yet determined the frequency with which we will hold the stockholder advisory vote on named executive officer compensation required by Section 14A of the Exchange Act or when the next such stockholder advisory vote on named executive officer compensation will occur.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

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CORPORATE GOVERNANCE

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board determined that Messrs. Shaked, Kaplan, Matheis, McGrath and Ms. Karah are “independent directors” as defined in the Nasdaq Listing Rules and Rule 10A-3 promulgated under the Exchange Act.

Meetings of the Board

Our Board met in telephonically 6 times during the fiscal year ended December 31, 2022 and also acted by unanimous written consent on 9 occasions. Each member of our then current Board was present for at least 83% percent or more of the Board meetings held.

Board Committees

Our Board has established three standing committees: Audit, Compensation, and Nomination and Corporate Governance.

Audit Committee

Our Audit Committee is comprised of Messrs. McGrath, Shaked and Matheis, each of whom is an independent director. Mr. McGrath is the Chairman of the Audit Committee. Mr. McGrath is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee charter is available on our website at www.mydario.com under the Investors / Governance section. The Audit Committee:

•   evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engage such independent auditor;

•   approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;

•   monitors the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•   reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements; and

•   oversees all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board.

The Audit Committee met telephonically on 4 occasions during the fiscal year ended December 31, 2022 and also acted by unanimous written consent on 7 occasions. Each of the members of the Audit Committee attended 100% of the meetings held by the Audit Committee during the time each director served as a member of the committee.

Compensation Committee

Our Compensation Committee is comprised of Messrs. McGrath and Shaked and Ms. Karah. Mr. McGrath is the Chairman of the Compensation Committee.

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The Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists our Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and performs several functions. The Compensation Committee charter is available on our website at www.mydario.com under the Investors /Governance section.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

The Compensation Committee met telephonically on 0 occasion during the fiscal year ended December 31, 2022 and acted by unanimous written consent on 10 occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Matheis and Shaked. Mr. Matheis is the Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. This committee also has the authority to oversee the hiring of potential executive positions in our company. The Nominating and Corporate Governance Committee operates under a written charter, which will be reviewed and evaluated at least annually.

For the fiscal year ended December 31, 2022, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for our Board. We have not received any recommendations from stockholders for Board nominees. All of the nominees for election at the Meeting are current members of our Board.

The Nominating and Corporate Governance Committee will review a reasonable number of candidates for director recommended by stockholders who satisfy the notice, information and consent provisions set forth in the Company’s Bylaws. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the procedures described in the Company’s Bylaws. There has been no change to the procedures by which stockholders may recommend nominees to our Board. For information concerning stockholder proposals, see “Stockholder Proposals” below in this Proxy Statement.

The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Nomination and Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance.

The Nomination and Corporate Governance Committee acted by unanimous written consent on 1 occasion during the fiscal year ended December 31, 2022.

Each of the nominees for election at this Meeting was recommended to the Board by the Nominating and Corporate Governance Committee.

Board Leadership Structure and Role in Risk Oversight

Our Board’s, including our Audit and Compensation Committees’, as appropriate, role in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and is an integral part of all Board deliberations. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. While each Committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through Committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

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The Board’s role in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

 Code of Ethics

On March 5, 2013, our Board adopted a Code of Business Conduct and Ethics which is available on our internet website at https://dariohealth.investorroom.com/CorporateGovernance.

Procedures for Contacting Directors

The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board generally or a specific director at any time by writing to: DarioHealth Corp., at 18 W. 18th St., 5th Floor, New York, NY 10011, Israel, Attention: Zvi Ben David. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board.

Attendance at Special and Annual Stockholder Meetings

We encourage our directors to attend our special and annual stockholders meetings. Mr. Erez Raphael, our Chief Executive Officer and Zvi Ben David, our Chief Financial Officer, Secretary and Treasurer, attended our last annual stockholder meeting.

Executive Compensation

The following table summarizes compensation of our named executive officers, as of December 31, 2022 and 2021.

 Summary Compensation Table

								Option		Non-equity	Non-qualified	All Other
Name and								Awards		incentive plan	incentive plan	Compensation		Total
Principal Position	Year	Salary ($)*		Bonus ($)		Stock Awards		($)**		compensation	compensation	($)		($)
Erez Raphael	2022	$489,848	(1)	$306,263	(2)	$1,977,250	(3)	$—		—	—	$182,651	(4)	$2,956,012
(Chief Executive Officer)	2021	$460,787	(1)	$345,906	(2)	$7,450,399	(3)	$—		—	—	$179,475	(4)	$8,436,567

Zvi Ben David	2022	$268,022	(5)	87,504	(6)	$683,050	(7)	$—		—	—	$73,522	(8)	$1,112,098
(Chief Financial Officer)	2021	$248,026	(5)	118,596		$2,020,474	(7)	$—		—	—	$70,988	(8)	$2,458,084

Dror Bacher	2022	$251,314	(9)	$87,504	(10)	$683,050	(11)	$—		—	—	$81,565	(12)	$1,103,433
(Chief Operating Officer) (20)	2021	$226,060	(9)	$118,596	(10)	$1,827,964	(11)	$—		—	—	$84,559	(12)	$2,257,179

Richard Anderson	2022	$689,955	(13)	250,000	(14)		$(15)	$732,510	(16)	—	—	$58,467	(17)	$1,730,932
(President)	2021	$335,000	(13)	212,500	(14)	$1,960,853	(15)	$1,244,726	(16)	—	—	$35,172	(17)	$3,788,251

*	Certain compensation paid by the company is denominated in New Israeli Shekel (or the NIS). Such compensation is calculated for purposes of this table based on the annual average currency exchange for such period.

**	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal years ended December 31, 2022 and December 31, 2021, computed in accordance with the provisions of Accounting Standard Codification (“ASC”) 718 “Compensation-Stock Compensation” (“ASC 718”). Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2022.

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(1)	In accordance with his second amendment to the employment agreement with our company effective August 11, 2013, Mr. Raphael was entitled to a monthly salary of NIS 44,000, commencing April 1, 2016, his monthly salary was increased to NIS 80,000 (approximately $23,687 per month). On June 1, 2018, his monthly salary was increased to NIS 134,167 (approximately $39,725) and on April 1, 2021 his monthly salary was increased to NIS 137,466 (approximately $40,702 per month). During 2021 and 2022, Mr. Raphael agreed to a waiver of 9.4% and 0% of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).

(2)	On March 2021, Mr. Raphael was paid a bonus of $345,906 for his performance during 2020. On March 2022, Mr. Raphael was paid a bonus of $306,263 for his performance during 2021.

(3)	On January 19, 2021, Mr. Raphael was granted 2,268 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from January to March 2021. On May 3, 2021, Mr. Raphael was granted 673 shares of our Common Stock under our 2020 Equity Incentive Plan against waiver of cash salary for the period from April to June 2021. On July 18, 2021, Mr. Raphael was granted 688 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from July to September 2021. On October 10, 2021, Mr. Raphael was granted 695 shares of our common stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from October to December 2021. On January 19, 2021, Mr. Raphael was granted 413,158 restricted shares of our Common Stock under our 2020 Equity Incentive Plan. On May 18, 2022, Mr. Raphael was granted 275,000 restricted shares of our Common Stock under our 2020 Equity Incentive Plan.

(4)	In addition to his salary, Mr. Raphael is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(5)	In accordance with his employment agreement with our company effective January 8, 2015, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $9,238) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full-time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $11,457 per month, commencing April 1, 2016, his monthly salary was updated to NIS 60,000 (approximately $17,765). Commencing June 1, 2018, his monthly salary was updated to NIS 67,200 (approximately $19,897), and commencing April 1, 2021, his monthly salary was updated to NIS 74,620 (approximately $22,094). During 2021 and 2022, Mr. Ben David agreed to a waiver of 9.3% and 0% of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).

(6)	In March 2021, Mr. Ben David was paid a bonus of $118,596 for his performance during 2020. In March 2022, Mr. Ben David was paid a bonus of $87,504 for his performance during 2021.

(7)	On January 19, 2021, Mr. Ben David was granted 1,152 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from January to March 2021. On May 3, 2021, Mr. Ben David was granted 357 shares of our Common Stock under our 2020 Equity Incentive Plan against waiver of cash salary for the period from April to June 2021. On July 18, 2021, Mr. Ben David was granted 365 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from July to September 2021. On October 10, 2021 Mr. Ben David was granted 369 shares of our common stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from October to December 2021. On January 19, 2021, Mr. Ben David was granted 111,228 restricted shares of our Common Stock under our 2020 Equity Incentive Plan. On May 18, 2022, Mr. Ben David was granted 95,000 restricted shares of our Common Stock under our 2020 Equity Incentive Plan.

(8)	In addition to his salary, Mr. Ben David is entitled to receive a mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

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(9)	In accordance with his second amendment to the employment agreement with our company effective April 2016, Mr. Bacher was entitled to a monthly salary of NIS 48,000 (approximately $14,815 per month), commencing July 1, 2017, Mr. Dror was appointed as our Chief Operating Officer and his monthly salary was increased to NIS 55,000 (approximately $16,975 per month). Commencing June 1, 2018 his monthly salary was increased to NIS 61,490 (approximately $18,978 per month), and. commencing April 1, 2021 his monthly salary was increased to NIS 68,910 (approximately $21,269 per month). During 2020 and 2021, Mr. Bacher agreed to a waiver of 10.6% and 9.6% of his cash salary respectively, according to our salary program (see further details in “Employment and Related Agreements” below).

(10)	In March 2021, Mr. Bacher was paid a bonus of $118,596 for his performance during 2020. In March 2022, Mr. Bacher was paid a bonus of $87,504 for his performance during 2021.

(11)	On January 19, 2021, Mr. Bacher was granted 1,039 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from January to March 2021. On May 3, 2021, Mr. Bacher was granted 346 shares of our Common Stock under our 2020 Equity Incentive Plan against waiver of cash salary for the period from April to June 2021. On July 18, 2021, Mr. Bacher was granted 353 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from July to September 2021. On October 10, 2021, Mr. Bacher was granted 357 shares of our Common Stock under our 2012 Equity Incentive Plan against waiver of cash salary for the period from October to December 2021. On January 19, 2021, Mr. Bacher was granted 100,580 restricted shares of our Common Stock under our 2020 Equity Incentive Plan. On May 18, 2022, Mr. Bacher was granted 95,000 restricted shares of our Common Stock under our 2020 Equity Incentive Plan.

(12)	In addition to his salary, Mr. Bacher was entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, were included as part of his “All Other Compensation.”

(13)	In accordance with his employment agreement, effective in January 2020, Mr. Anderson was entitled to a monthly salary of $27,916.67. As of April 2022, Mr. Anderson is entitled to a monthly salary of $33,333.33.

(14)	In March 2021, Mr. Anderson was paid a bonus of $212,500 for his performance during 2020. In April 2022, Mr. Anderson was paid a bonus of $250,000 for his performance during 2021.

(15)	On January 19, 2021, Mr. Anderson was granted 91,652 restricted shares of our Common Stock under our 2020 Equity Incentive Plan, and on July 18, 2021, Mr. Anderson was granted 20,000 restricted shares of our Common Stock under our 2020 Equity Incentive Plan following the closing of the acquisition of PsyInnovations, Inc. In June 2022 17,957 of the vested shares were redeemed by the Company for aggregate proceeds of $170.275, to satisfy certain withholding tax obligations ox existing vested restricted stock awards. The redemption of the securities was approved by the Compensation Committee of the issuer and was exempt pursuant to Rule 16b-3.

(16)	On January 19, 2021, Mr. Anderson was granted 91,652 options to purchase shares of our Common Stock under our 2020 Equity Incentive Plan, at an exercise price of $17.89 per share. On May 18, 2022, Mr. Anderson was granted 135,000 options to purchase shares of our Common Stock under our 2020 Equity Incentive Plan, at an exercise price of $7.19 per share. (17) In addition to his salary, Mr. Anderson is entitled to participate in any and other benefit plans and programs that the Company may offer to its employees from time to time according to the terms of such plans and the Company’s practices and policies as well as reimbursements for expenses accrued. These benefits are included as part of his “All Other Compensation.”

(18)	On January 23, 2023, we executed a Termination of Employment and Separation Agreement with Mr. Bacher, pursuant to which Mr. Bacher’s position as Chief Operating Officer was terminated with immediate effect.

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All compensation awarded to our executive officers was independently reviewed by our Compensation Committee.

Employment and Related Agreements

Except as set forth below, we currently have no other written employment agreements with any of our officers and directors. The following is a description of our current executive employment agreements:

Erez Raphael, Chief Executive Officer and a Member of the Board – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an amendment to a Personal Employment Agreement with Mr. Raphael in connection with his August 2013 appointment as our President and Chief Executive Officer. Pursuant to the terms of his employment agreement as amended, Mr. Raphael is entitled to a monthly salary of NIS 137,466 (approximately $40,702 per month). During 2021 and 2022, Mr. Raphael agreed to a waiver of 9.4% and 0% of his cash salary according to our salary program pursuant to which Mr. Raphael received compensation shares of restricted common stock as consideration for cash salary waived.

On July 25, 2017, we, through our Israeli subsidiary, LabStyle Innovation Ltd., executed an Amended and Restated Employment Agreement with Mr. Raphael. Pursuant to the agreement, Mr. Raphael kept his monthly salary and shall be eligible for an annual bonus equal to up to 60% of his annual base salary. Mr. Raphael’s employment agreement expires on December 31, 2020. In the event Mr. Raphael’s employment agreement is terminated by us at will, by Mr. Raphael for good reason as provided thereby, or in conjunction with a change of control, Mr. Raphael shall be entitled to receive 24 months base salary and severance payment pursuant to applicable Israeli severance law, provided, however, that in the event such termination occurs during the final year of the term, or within the last 6 months of a renewal period of the term, Mr. Raphael shall be entitled to receive 12 months base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Raphael will only be entitled to a severance pay under applicable Israeli severance law. Mr. Raphael’s employment agreement also includes a one-year non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of the agreement, Mr. Raphael is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and car and mobile phone allowances. On February 12, 2020, we extended the term of Mr. Raphael’s employment to expire on December 31, 2022.

On January 19, 2021, the Compensation Committee of our Board approved the issuance to Mr. Raphael of 2,268 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $16,942 of salary otherwise payable to Mr. Raphael from January to March 2021.

On May 3, 2021, the Compensation Committee of our Board approved the issuance to Mr. Raphael of 673 shares of our Common Stock under our 2020 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $14,380 of salary otherwise payable to Mr. Raphael from April to June 2021.

On July 20, 2021, the Compensation Committee of our Board approved the issuance to Mr. Raphael of 688 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $14,698 of salary otherwise payable to Mr. Raphael from July to September 2021.

On October 10, 2021, the Compensation Committee of our Board approved the issuance to Mr. Raphael of 695 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $14,853 of salary otherwise payable to Mr. Raphael from October to December 2021.

On April 7, 2021, the Compensation Committee of our Board approved an increase of Mr. Raphael’s annual salary by $12,000 in the aggregate and increased his target bonus to 75% of his annual base salary.

Zvi Ben David, Chief Financial Officer, Treasurer and Secretary – On January 8, 2015, LabStyle Innovation Ltd., our Israeli subsidiary, entered into a Personal Employment Agreement with Mr. Ben David. Pursuant to his employment agreement, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $9,238) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full-time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $11,547). Commencing April 1, 2016, Mr. Ben David’s Salary was updated to NIS 60,000 (approximately $17,765) per month. Commencing June 1, 2018, his monthly salary was updated to NIS 67,200 (approximately $19,897), and commencing April 1, 2021, his monthly salary was updated to NIS 74,620 (approximately $22,094). During 2021 and 2022, Mr. Ben David agreed to a waiver of 9.3% and 0% respectively of his cash salary according to our salary program pursuant to which Mr. Ben David received compensation shares of restricted common stock as consideration for cash salary waived.

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Mr. Ben David's employment agreement may be terminated by either party at will upon 90 days prior written notice or terminated by us for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Mr. Ben David shall be entitled to receive 90 days of severance plus any required severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Ben David will only be entitled to a severance pay under applicable Israeli severance law. The employment agreement also includes a twelve-month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions to the company. Under the terms of the employment agreement, Mr. Ben David is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and mobile phone allowances.

On January 19, 2021, the Compensation Committee of our Board approved the issuance to Mr. Ben David of 1,152 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $8,610 of salary otherwise payable to Mr. Ben David from January to March 2021.

On May 3, 2021, the Compensation Committee of our Board approved the issuance to Mr. Ben David of 357 shares of our Common Stock under our 2020 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,637 of salary otherwise payable to Mr. Ben David from April to June 2021.

On July 18, 2021, the Compensation Committee of our Board approved the issuance to Mr. Ben David of 365 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,805 of salary otherwise payable to Mr. Ben David from July to September 2021.

On October 10, 2021, the Compensation Committee of our Board approved the issuance to Mr. Ben David of 369 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,887 of salary otherwise payable to Mr. Ben David from October to December 2021.

On April 7, 2021, the Compensation Committee of our Board approved an increase of Mr. Ben-David’s annual salary by $27,000 in the aggregate and increased his target bonus to 40% of his annual base salary.

Dror Bacher, Chief Operating Officer – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an employment agreement with Mr. Bacher, pursuant to which Mr. Bacher receives an annual base salary of NIS 55,000 (approximately $16,975), effective as of July 2017. Commencing June 1, 2018 his monthly salary was increased to NIS 61,490 (approximately $18,978 per month), and commencing April 1, 2021 his monthly salary was increased to NIS 68,910 (approximately $21,269 per month). Pursuant to Mr. Bacher’s existing personal employment agreement as amended, either Mr. Bacher or we may terminate his employment agreement upon four months’ notice, provided, however, that in the event of a termination for cause, Mr. Bacher’s employment may be terminated immediately. Mr. Bacher’s employment agreement also includes a twelve (12) month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of Mr. Bacher’s employment agreement, Mr. Bacher is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, life, and disability insurance and car and mobile phone allowances. In addition, in conjunction with his appointment as Chief Operating Officer, we issued Mr. Bacher 500 shares of common stock, and 500 options that will vest in 12 equal quarterly installments over a three-year period with an exercise price of $49.20 per share, all issued pursuant to the Registrant’s Amended and Restated 2012 Equity Incentive Plan.

On January 19, 2021, the Compensation Committee of our Board approved the issuance to Mr. Bacher of 1,039 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,761 of salary otherwise payable to Mr. Bacher from January to March 2021.

On April 3, 2021, the Compensation Committee of our Board approved the issuance to Mr. Bacher of 346 shares of our Common Stock under our 2020 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,394 of salary otherwise payable to Mr. Bacher from April to June 2021.

On July 20, 2021, the Compensation Committee of our Board approved the issuance to Mr. Bacher of 353 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,558 of salary otherwise payable to Mr. Bacher from July to September 2021.

On October 16, 2021, the Compensation Committee of our Board approved the issuance to Mr. Bacher of 357 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $7,635 of salary otherwise payable to Mr. Bacher from October to December 2021.

On April 7, 2021, the Compensation Committee of our Board approved an increase of Mr. Bacher’s annual salary by $27,000 in the aggregate and increased his target bonus to 40% of his annual base salary.

On January 23, 2023, we executed a Termination of Employment and Separation Agreement with Mr. Bacher (the “Separation Agreement”), pursuant to which Mr. Bacher’s position as Chief Operating Officer was terminated with immediate effect.

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Pursuant to the terms of the Separation Agreement, we agreed to retain Mr. Bacher as a member of our advisory board. We also agreed to pay Mr. Bacher, in lieu of his notice period and accrued vacation, a reduced monthly salary of 42,137 NIS ($12,504) for the period from February 1, 2023 through May 31, 2025. In addition, we agreed, subject to the approval of our Compensation Committee, to issue Mr. Bacher 75,000 shares of restricted stock which shall vest on a quarterly basis from the date of grant through December 31, 2024.

Richard Anderson, President – On January 7, 2020, we appointed Mr. Anderson as our President and General Manager of North America. On August 10, 2022, Mr. Anderson’s title changed from President and General Manager of North America to President of the Company, while not otherwise changing Mr. Anderson’s role within the Company. In connection with Mr. Anderson’s appointment, the Company agreed to pay Mr. Anderson an annual base salary of $335,000. Mr. Anderson shall also be subject to a six-month non-competition and one-year non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Mr. Anderson will also be entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. On April 1, 2022, Mr. Anderson’s base salary was increased to $400,000. In addition, Mr. Anderson will be entitled to receive an annual incentive bonus of up to $250,000, subject to certain milestones and performance targets. In addition, and in conjunction with his appointment as President and General Manager of North America, the Company agreed to issue Mr. Anderson a stock option to purchase up to 90,000 shares of Common Stock at an exercise price of $8.41 per share, subject to vesting. Mr. Anderson was also issued a stock option to purchase up to 90,000 shares of Common Stock at an exercise price of $8.41 per share, subject to vesting and the achievement of certain business revenue targets. In that regard, Mr. Anderson’s option will vest as follows: (i) 22,500 shares shall vest following fiscal year 2020 if our business-to-business revenues reach or exceed $6 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2020 will reach at least $11 million in the aggregate; (ii) 22,500 shares shall vest following fiscal year 2021 if our business-to-business revenues reach or exceed $15 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2021 will reach at least $19.5 million in the aggregate; (iii) 22,500 shares shall vest following fiscal year 2022 if our business-to-business revenues reach or exceed $40 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2022 will reach at least $38 million in the aggregate; and (iv) 22,500 shares shall vest following fiscal year 2023 if our business-to-business revenues reach or exceed $80 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2023 will reach at least $62 million in the aggregate. The performance options for 2020, 2021 and 2022 did not vest and have expired.

On October 16, 2020, the Compensation Committee of our Board approved the issuance to Mr. Anderson of 5,182 shares of our Common Stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $23,333 of salary otherwise payable to Mr. Anderson from April to July 2020.

On June 8, 2022, the Compensation Committee authorized the Company to redeem 17,957 shares of restricted stock held by Mr. Anderson, in compliance with Rule 16b-3 promulgated by the Securities and Exchange Commission (the “SEC”). The redemption is part of previously granted 91,652 and 20,000 shares of restricted stock granted in January and July 2021, in exchange for the aggregate redemption price equal to the withholding tax obligation in the amount of $170,000.

Outstanding Equity Awards at December 31, 2022

				Equity
				incentive
				plan awards:
	Number of	Number of		Number of
	securities	securities		securities
	underlying	underlying		underlying
	unexercised	unexercised		unexercised	Option	Option
	options (#)	options (#)		unearned	exercise	expiration
Name	exercisable	unexercisable		options (#)	price ($)	date
Erez Raphael	101	—		—	$2,430	March 14, 2023
(Chief Executive Officer)	12	—		—	$5,400	June 5, 2023
	167	—		—	$4,806	August 28, 2023
	45	—		—	$3,330	January 6, 2024
	234	—		—	$1,764	July 6, 2024
	7,159	—		—	$64.04	January 30, 2023

Zvi Ben David	1,592	—		—	$64.04	January 30, 2023
(Chief Financial Officer, Secretary and Treasurer)	25,509	2,318	(1)		$7.736	February 12, 2026

Dror Bacher	67	—		—	$3,330	January 6, 2024
(Chief Operating Officer)	67	—		—	$1,764	July 6, 2024
	1,375	—		—	$64.04	January 30, 2023
	500	—		—	$49.20	July 25, 2023
	26,276	2,388	(1)		$7.736	February 12, 2026

Richard Anderson	82,500	7,500	(2)		$8.41	January 30, 2026
(President)	53,465	38,187	(1)		$17.89	January 19, 2031
	22,500	112,500	(1)		$7.19	May 18, 2032

Total Option Shares	221,569	162,893			$

(1)	Vests in 12 equal quarterly installments over a three-year period.

(2)	Vests in 3 equal annual installments over a three-year period.

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Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our CEO and our other Named Executive Officer (“NEO”) and certain financial performance of the Company for each of the fiscal years ended December 31, 2022 and 2021.

Fiscal Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Summary Compensation Table Total for Other NEOs	Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)
2022	$2,956,012	$(69,954)	$3,946,463	$796,244	$33.00	$(62,193,000)
2021	$8,436,567	$6,932,678	$8,503,713	$7,139,058	$90.76	$(76,761,000)

Compensation actually paid to our Chief Executive Officer represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our Chief Executive Officer	2022	2021
Total Compensation in the Summary Compensation Table	$2,956,012	$8,436,567
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,977,250)	(7,450,399)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	-	-
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	980,830	3,572,430
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	234,212	2,374,080
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	(1,196,779)	-
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(1,066,979)	-
Total Adjustments	(3,025,966)	(1,503,889)
Compensation Actually Paid to the CEO	$(69,954)	$6,932,678

Adjustments to Determine Compensation “Actually Paid” to our Other Named Executive Officers	2022	2021
Total Compensation in the Summary Compensation Table	$3,946,463	$8,503,713
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,366,100)	(5,809,291)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	(732,510)	(1,244,726)
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	1,006,840	3,665,469
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	243,432	1,557,133
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	(1,539,822)	(71,474)
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(761,969)	538,234
Total Adjustments	(3,150,219)	(1,364,655)
Compensation Actually Paid to our other Named Executive Officers	$796,244	$7,139,058

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Relationship Between Financial Performance Measures

The relationships between the compensation actually paid to our CEO and the compensation actually paid to our other NEOs, with (i) our cumulative total shareholder return (“TSR”), and (ii) our net income (loss), in each case, for the fiscal years ended December 31, 2022 and 2021 is described as follows:

From 2021 to 2022, the compensation actually paid to our Chief Executive Officer decreased by approximately 101%, from $6,932,678 to ($69,954). From 2021 to 2022, the compensation actually paid to our other Named Executive Officers, including Richard Anderson, Zvi Ben-David and Dror Bacher, decreased by approximately 89%, from $7,139,058 to $796,243. Over this same period, the Company’s TSR decreased by approximately 63.6% from $90.76 to $33.00. Our cumulative TSR for the two-years period ended December 31, 2022 was $29.95. Our net loss decreased by 19%, from approximately $(76,761,000) to $(62,193,000), due largely to the increase in our gross profit and the decrease in our operating expenses.

Non-Employee Director Remuneration Policy

In March 2013, our Board adopted the following non-employee director remuneration policy:

Cash Awards

Our non-employee directors (currently Messrs. Shaked, Matheis, McGrath, Prof. Stone (until his passing on May 30, 2022) and Ms. Karah) will receive the following cash payments for each fiscal year: (i) $50,000 per year, to be paid quarterly in arrears and (ii) $20,000 for Board committee service, to be paid quarterly in arrears.

Stock and Option Awards

On January 19, 2021, the Compensation Committee of our Board approved the following issuances, each was done under our 2020 Equity Incentive Plan: (i) 16,609 restricted shares of our Common Stock to Mr. Shaked; (ii) 20,147 restricted shares of Common Stock to Ms. Karah; (iii) 17,620 restricted shares of our Common Stock to Mr. Matheis; (iv) 43,850 restricted shares of our Common Stock to Mr. Stern; (v) 20,000 restricted shares of our Common Stock to Prof. Stone; and (vi) 29,616 restricted shares of our Common Stock to Mr. McGrath.

On May 18, 2022, the Compensation Committee of our Board approved the following issuances, each was done under our 2020 Equity Incentive Plan: (i) 60,000 restricted shares of our Common Stock to Mr. Shaked; (ii) 80,000 restricted shares of our Common Stock to Ms. Karah; (iii) 17,620 restricted shares of our Common Stock to Mr. Matheis; (iv) 55,000 restricted shares of our Common Stock to each of Mr. Stern and Mr. McGrath; and (v) 35,000 options to purchase shares of our Common Stock with an exercise price of $7.19 per share, to each of Prof. Stone and Mr. Matheis.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, no employee director of our company shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

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New directors joining our Board shall be entitled to a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and stock option or other equity incentive awards (if applicable) for the applicable fiscal year at the time they join the board.

Summary Director Compensation Table

The following table summarizes the annual compensation paid to our non-employee directors for the fiscal year ended December 31, 2022:

		Fees Paid						Non-
		or					Non-equity	qualified
Name and		Earned in			Option		incentive	deferred	All other
Principal		Cash	Stock		Awards		plan	compensation	compensation
Position	Year	($)	Awards		($)*		compensation	earnings	($)	Total ($)
Dennis McGrath	2022	$70,000	$395,450	(1)	$—	(2)	$—	$—	$—	$465,450

Prof. Richard B. Stone **	2022	$17,500	$—	(3)	$189,910	(4)	$—	$—	$—	$207,410

Dennis Matheis	2022	$61,667	$—	(5)	$189,910	(6)	$—	$—	$—	$251,577

Hila Karah	2022	$70,000	$575,200	(7)	$—	(8)	$—	$—	$—	$645,200

Yoav Shaked	2022	$70,000	$431,400	(9)	$—	(10)	$—	$—	$—	$501,400

Adam Stern	2022	$50,000	$395,450	(11)	$—	(12)	$—	$—	$—	$445,450

*	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal year ended December 31, 2022, computed in accordance with the provisions of ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2022.

**	Passed away on May 30, 2022 and ceased serving on the Board on such date.

(1)	74,744 stock awards are outstanding as of December 31, 2022.

(2)	899 option awards are outstanding as of December 31, 2022.

(3)	49,999 stock awards are outstanding as of December 31, 2022.

(4)	No option awards are outstanding as of December 31, 2022.

(5)	32,620 stock awards are outstanding as of December 31, 2022.

(6)	55,000 option awards are outstanding as of December 31, 2022.

(7)	148,751 stock awards are outstanding as of December 31, 2022.

(8)	801 option awards are outstanding as of December 31, 2022.

(9)	163,896 stock awards are outstanding as of December 31, 2022.

(10)	No option awards are outstanding as of December 31, 2022.

(11)	108,341 stock awards are outstanding as of December 31, 2022.

(12)	No option awards are outstanding as of December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2022; (2) discussed with the Independent Auditors the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCOAB”) and the SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCOAB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

By the Audit Committee of the Board of DarioHealth Corp.

Dennis M. McGrath, Chairman Yoav Shaked Dennis Matheis

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth information regarding the beneficial ownership of our Common Stock as of October 13, 2023 by each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, each of our named executive officers and directors; and all of our executive officers and directors as a group.

The following table shows the amount of our Common Stock beneficially owned as of October 13, 2023 by (i) each person or group as those terms are used in Section 13(d)(3) of the Exchange Act, believed by us to beneficially own more than 5% of our Common Stock, (ii) each of our named executive officers and directors, and (iii) all our executive officers and directors as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Percent of
	Shares of	Common
	Common	Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Stock Owned	Owned (1)
Officers and Directors
Erez Raphael (2)	987,196	3.6%
Zvi Ben David (3)	318,880	1.2%
Dror Bacher (4)	153,439	* %
Richard Anderson (5)	274,292	1.0%
Dennis M. McGrath (6)	28,304	* %
Hila Karah (7)	107,613	* %
Yoav Shaked (8)	148,356	* %
Adam Stern (9)	605,503	2.2%
Dennis Mathies (10)	129,098	* %
Jon Kaplan (11)	8,910	* %
All Executive Officers and Directors as a group (10 persons) **	2,761,591	10.1%

5% Stockholders
Nantahala Capital Management, LLC. (12)	2,812,347	9.9%
Y.D More Investments Ltd. (13)	1,518,026	5.6%

*	less than 1%.

(1)	Percentage ownership is based on 27,218,753 shares of our Common Stock outstanding as of October 13, 2023 and, for each person or entity listed above, warrants or options to purchase shares of our Common Stock which exercisable within 60 days of such date.

(2)	Includes 279 vested options to purchase Common Stock and 516,230 vested restricted shares. Includes 30 Series B-2 Preferred Shares convertible into 8,910 shares of common stock. Also includes 37,876 shares of our Common Stock, held by Dicilyon Consulting and Investment Ltd. Mr. Raphael is the natural person with voting and dispositive power over our securities held by Dicilyon Consulting and Investment Ltd. The address of Dicilyon Consulting and Investment Ltd. is 10 Nataf St., Ramat Hasharon 4704063, Israel.

(3)	Includes 27,827 vested options to purchase Common Stock and 149,640 vested restricted shares. Includes 1,786 shares owned by his spouse, for which Mr. Ben David disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)	Includes 28,798 vested options to purchase Common Stock and 98,769 vested restricted shares.

(5)	Includes 241,515 vested options to purchase Common Stock and 17,595 vested restricted shares. Excludes 75,137 options which are not vested.

(6)	Includes 98 vested options to purchase Common Stock and 28,206 vested restricted shares.

(7)	Includes 58,470 vested restricted shares.

(8)	Includes 45,225 vested restricted shares. Includes 40 Series B-2 Preferred Shares convertible into 11,880 shares of common stock. Includes 1,667 shares owned by his spouse, for which Mr. Shaked disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)	Includes 47,568 vested restricted shares. Includes warrants exercisable into 409,535 shares of Common Stock, subject to a contractual beneficial ownership limitation of 4.99%.

(10)	Includes 37,501 vested options to purchase Common Stock and 11,747 vested restricted shares. . Includes 50 Series B-2 Preferred Shares convertible into 14,850 shares of common stock. Excludes 17,499 options which have not vested.

(11)	Includes 30 Series B-2 Preferred Shares convertible into 8,910 shares of common stock.

(12)	Based solely on information contained in Form 13G/A filed with the SEC on February 14, 2023, and data provided by the holder. Includes 277,546 pre-funded warrants to purchase Common Stock issued in May 2019 and preferred shares convertible into 911,250 shares of Common Stock, subject to a contractual beneficial ownership limitation of 9.9% and excludes preferred shares convertible into 362,248 shares of Common Stock issued in November 2019, 786,146 pre-funded warrants issued on July 31, 2020, 619,117 pre-funded warrants issued on February 28, 2022, and preferred shares convertible into 1,483,503 shares of Common Stock issued in May 2023.

(13)	Based solely on information contained in Form 13G filed with the SEC on February 14, 2023. The address for Y.D More Investments Ltd. is 2 Ben-Gurion Street, Ramat Gan, Israel.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Zvi Ben-David. Mr. Ben-David will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

In addition, we are subject to certain informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Zvi Ben-David, Chief Financial Officer of the Company, at 18 W. 18th St., 5th Floor, New York, New York 10011.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2022 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at 18 W. 18th St., 5th Floor, New York, New York 10011 and/or via electronic mail to ir@dariohealth.com, not less than 90 days nor more than 120 days prior to the annual meeting of stockholders and must otherwise satisfy the procedures contained in the Company’s Bylaws or as prescribed by Rule 14a-8 under the Exchange Act.

Stockholder proposals with respect to director nominees for use in connection with the Company’s 2023 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at not less than 60 days before the date of the annual meeting of stockholders. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the notice, information and consent provisions described in the Company’s Bylaws. In that regard, the stockholder must set forth the (a) the name, age, business address and the primary legal residence address of each nominee proposed in such notice, (b) the principal occupation or employment of such nominee, (c) the number of shares of capital stock of the Company which are owned directly or indirectly of record and directly or indirectly beneficially owned by the nominee and each of its affiliates (within the meaning of Rule 144 under the Securities Act of 1933, as amended), including any shares of the Company owned or controlled via derivatives, hedged positions and other economic and voting mechanisms, (d) any material agreements, understandings or relationships, including financial transactions and compensation, between the nominating stockholder and the proposed nominees and (e) such other information concerning each such nominee as would be required, under the rules of the SEC, in a proxy statement soliciting proxies in a contested election of such nominees. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. There has been no change to the procedures by which stockholders may recommend nominees to our Board.

It is suggested that any such proposals be submitted by certified mail, return receipt requested.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as the Board may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

HOUSEHOLDING OF MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the address shown on the first page of this proxy statement or by phone at (646) 665-4667.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IF YOU HAVE NOT VOTED BY INTERNET, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By order of the Board,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

New York, New York

October 26, 2023

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS, EREZ RAPHAEL AND ZVI BEN-DAVID, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF DARIOHEALTH CORP. HELD OF RECORD BY THE UNDERSIGNED ON OCTOBER 16, 2023, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2023 AT 4:00 P.M. LOCAL TIME AT OUR ISRAELI OFFICE, LOCATED AT 8 HATOKHEN STREET, CAESAREA INDUSTRIAL PARK, ISRAEL, OR ANY ADJOURNMENT THEREOF.

1.	Election of Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Jon Kaplan, Yoav Shaked and Adam K. Stern to hold office until the 2024 Annual Meeting of Stockholders or their successors are elected and qualified or until their earlier resignation or removal.

Hila Karah

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis Matheis

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis M. McGrath

☐ FOR	☐ AGAINST	☐ ABSTAIN

Erez Raphael

☐ FOR	☐ AGAINST	☐ ABSTAIN

Yoav Shaked

☐ FOR	☐ AGAINST	☐ ABSTAIN

Jon Kaplan

☐ FOR	☐ AGAINST	☐ ABSTAIN

Adam K. Stern

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Kost Forer Gabbay & Kasierer as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve, for purposes of complying with Nasdaq Listing Rules 5635(c) and 5635(d), the issuance of up to 13,365 shares of Common Stock, issuable as dividend shares, to the holders of shares of Series B-2 Preferred Stock (which consist of certain Company executive officers and directors).

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To consider and approve by a non-binding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To recommend, by a non-binding advisory vote, the frequency of holding an advisory vote on executive compensation.

☐ 1 YEARS	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET — if a registered holder by visiting www.vstocktransfer.com/proxy; if a beneficial holder by visiting www.proxyvote.com.

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.